Exhibit 99.1

 Technical Communications Corporation Reports Results for Fiscal 2004

    CONCORD, Mass.--(BUSINESS WIRE)--Nov. 19, 2004--Technical Communications Corporation (NASDAQ OTC BB: TCCO.OB) today announced its results for the fiscal year and quarter ended September 25, 2004. The Company reported revenue of $4,876,000 and net income of $1,134,000, or $0.84 per share, for the year as compared to revenue of $4,051,000 and net income of $457,000, or $0.34 per share, for fiscal 2003. For the quarter ended September 25, 2004, the Company reported net income of $172,000, or $0.13 per share, on revenue of $1,303,000, as compared to net income of $185,000, or $0.14 per share, on revenue of $915,000 for the same period in fiscal 2003.
    Commenting on the results, TCC President and CEO, Carl Guild, said, "As we had expected, the final quarter of fiscal 2004 was in line with our earnings generated in the first two quarters of the year. This quarter capped off a very successful year both in revenue and earnings. Our fiscal 2004 revenue levels were up over 20 percent, reflecting gains from efforts to expand our government network business. The engineering services component of revenue slowed during the current quarter, but we anticipate that it will improve during the later quarters of fiscal 2005. Traditional product sales were strong throughout the year with over $1 million delivered during the fourth quarter. "
    Mr. Guild continued, "We continue to be optimistic about fiscal year 2005 and believe that the trends we have experienced over the previous two fiscal years will continue. We anticipate that government network systems will continue be a strong sales component but will exhibit the timing unpredictability that is typical of this business area. New opportunities continue to be pursued for international technology development, which will serve to entrench TCC's position with key customers. With regard to new products, internal development on both wireless and wireline secure voice products continues in response to the growing needs of TCC's installed customer base."

    About Technical Communications Corporation

    TCC designs, manufactures, and supports superior grade secure communications systems that protect highly sensitive information transmitted over a wide range of data, voice and fax networks. TCC's proven security solutions protect information privacy on every continent in over 100 countries. Government agencies, militaries, financial institutions, telecommunications carriers and multinational corporations worldwide rely on TCC to protect their communications networks.

    Matters discussed in this news release, including any discussion of or impact, expressed or implied, on our anticipated operating results, financial condition and earnings, including statements about the Company's ability to achieve and sustain growth and profitability, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, identified by the use of such terms as "anticipates", "believes", "expects", "may", "plans" and "estimates", among others, involve known and unknown risks. The Company's operating results may differ significantly from the results expressed or implied by such forward-looking statements. The Company's operating results may be affected by many factors, including but not limited to future changes in export laws or regulations, changes in technology, the effect of foreign political unrest, the ability to hire, retain and motivate technical, management and sales personnel, the risks associated with the technical feasibility and market acceptance of new products, changes in telecommunications protocols, the effects of changing costs, exchange rates and interest rates, and the Company's ability to secure adequate capital resources. These and other risks are detailed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's Quarterly Reports on Form 10-QSB for the fiscal quarters ended June 26, 2004, March 27, 2004 and December 27, 2003 and the Company's Annual Report on Form 10-KSB for the fiscal year ended September 27, 2003.


                 Technical Communications Corporation

               Condensed consolidated income statements

                                                  Quarter ended

                                              9/25/04        9/27/03

Net sales                                 $   1,303,000  $    915,000
Gross profit                                    849,000       500,000
S, G & A expense                                490,000       317,000
Product development costs                       194,000             -
Operating income                                165,000       183,000
Net income                                $     172,000  $    185,000
Net income per share:
          Basic                           $        0.13  $       0.14
          Diluted                         $        0.11  $       0.13


                                                    Year ended

                                              9/25/04        9/27/03

Net sales                                 $   4,876,000  $  4,051,000
Gross profit                                  3,073,000     2,505,000
S, G & A expense                              1,542,000     1,490,000
Product development costs                       444,000       567,000
Operating income                              1,087,000       448,000
Net income                                $   1,134,000  $    457,000
Net income per share:
          Basic                           $        0.84  $       0.34
          Diluted                         $        0.75  $       0.34


                 Condensed consolidated balance sheets

                                              9/25/04        9/27/03

Cash                                      $   2,238,000  $  1,098,000
Accounts receivable, net                        330,000       270,000
Inventory                                     1,246,000     1,189,000
Other current assets                            178,000       101,000
     Total current assets                     3,993,000     2,658,000
Property and equipment, net                      77,000       109,000
   Total assets                           $   4,070,000  $  2,767,000

Accounts payable                          $     166,000  $    106,000
Accrued expenses and
  other current liabilities                     579,000       478,000
     Total current liabilities                  745,000       584,000
     Total stockholders' equity               3,325,000     2,183,000
   Total liabilities and
    stockholders' equity                  $   4,070,000  $  2,767,000

    CONTACT: Technical Communications Corporation
             Michael P. Malone, 978-287 5100
             www.tccsecure.com